EXHIBIT 99.1

HMS HOLDINGS CORP.
Moderator: Bob Holster
05-04-07/9:00 am CT
Confirmation #7417216

HMS HOLDINGS CORP.

Moderator: Bob Holster
May 4, 2007
9:00 am CT

Operator:

Good morning. My name is (DeShaunta) and I will be your conference operator today. At this time I would like to welcome everyone to the HMS Holdings Corp First Quarter Investors Call. All lines have been placed on mute to prevent any background noise.

After the speaker’s remarks there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you would like to withdraw your question, press star then the number two on your telephone keypad. Thank you. Mr. Holster, you may begin your conference.

Bob Holster:

Thank you. Good morning everyone. It’s a pleasure to have you join our first quarter 2007 investor conference call. I’m Bob Holster, Chairman and CEO of HMS Holdings. I’ll be hosting the call along with Bill Lucia, our President and COO, Tom Archbold, our CFO, and Sean Curtin. Sean is the Senior Vice President who joined us with BSPA and is now leading our efforts in several of the markets we serve.

HMS HOLDINGS CORP.
Moderator: Bob Holster
05-04-07/9:00 am CT
Confirmation #7417216

We’ve been notified that we’re having a little technical difficulty with the slide simulcast this morning. It may not be available at the present time. We’ll try to modify our script to accommodate any difficulty that imposes on the audience. And in any case, the slides will be available on the website not later than Monday morning.

We’ll be making forward-looking statements in the course of this call, so please refer to the list of qualifiers listed in yesterday evening’s press release. This morning, Tom and I will discuss HMS’s first quarter 2007 financial results and Bill Lucia will update you on how our HMS/BSPA integration is going and on new business developed in Quarter 1.

In each of our recent quarterly calls, we’ve attempted to introduce our investors to some additional aspect of our business and environment. For this call we’ve asked Sean Curtin to give you an introduction to our medical support services business, which is making rapid progress and of course a good example of the scope expansion you’ve heard us talk about as an important source of revenue growth.

In this particular case, medical support services provides the vehicle to cross cost avoidance over to related government finance health care programs. Finally, we’ll talk about how we see the year unfolding, given that the first quarter is now behind us.

Before we talk about the numbers, I should note that beginning with this quarter, HMS Holdings is a single segment for financial reporting purposes. Following the acquisition of BSPA, our reimbursement services group subsidiary we refer to as RSG, which assists providers with certain aspects of Medicare cost reporting, has dropped to a proportion of revenues of which separate segment reporting is no longer appropriate, and we no longer manage

HMS HOLDINGS CORP.
Moderator: Bob Holster
05-04-07/9:00 am CT
Confirmation #7417216

it as a distinct segment. As a point of reference, RSG accounted for less than 3% of HMS revenues in Q1 ‘07 versus about 10% of pre-BSPA acquisitions revenues in Q1 ‘06.

HMS holdings is off to a good start in 2007 with total revenue of $32.3 million, an increase of $15.9 million or 97% from the first quarter of 2006. On an unaudited pro forma basis, assuming that the BSPA acquisition took place on January 1, 2006, first quarter revenues grew at a 16.4% pace, $27.7 million in 2006 to $32.2 million in 2007.

That’s right in line with the 17% average annual growth rate that HMS has been compounding for the last six years. Because of the BSPA transaction we’re growing a larger business, but we’re growing at the rates to which our investors should be accustomed.

Our Medicaid managed care business is continuing to make steady sequential quarterly progress, generating $2.9 million of revenue in Q1 ‘07 versus $2.65 in Q4 ‘06 and $1.3 million Q1 ‘06. Now I’ll ask Tom to cover expenses and the rest of our financial statements.

Thomas Archbold:

Thank you Bob, and good morning everyone. Total operating expenses for the quarter were $26.4 million, an increase of $11.7 million compared to $14.7 million in the prior year’s first quarter. In order to understand the increase in operating expenses, there are two top level factors that need to be understood.

First, the current quarter expense includes approximately $1.2 million of transaction-related amortization expense. Secondly, because the BSPA acquisition was completed on September 13, 2006, our current quarter results include expenses associated with BSPA, whereas our prior quarter did not.

HMS HOLDINGS CORP.
Moderator: Bob Holster
05-04-07/9:00 am CT
Confirmation #7417216

Compensation expense of $13.1 million increased $5.2 million or 66% from the prior year first quarter. Our headcount was 608 at the end of March 2007, a 76% increase over the prior year’s first quarter. Comp expense grows less rapidly than total headcount, because most of the increase was in service center employees at lower salary rate.

Data processing expense $2.1 million increased $.7 million from the prior year quarter. This increase was primarily due to the $.6 million of hardware and software expenses resulted from upgrading our mainframe platform.

Occupancy costs of $2 million increased $.8 million, principally due to increased additional rent and associated expenses resulting from our BSPA acquisition and other office expansion. We now have a total of 22 offices, most located in state capitols.

Direct project costs of $5.2 million were $2.5 million more than the prior year’s first quarter. As a percentage of revenue, direct costs were 16% compared to 16.4% in the prior year, so the increase was basically revenue driven.

Other operating costs of $2.8 million were $1.4 million higher than the prior year’s fourth quarter. This increase resulted from additional temporary health expenses, regulatory expenses, recruiting and travel expenses, approximately half of which was generated by BSPA.

With regard to income taxes, the company provided $2.3 million of tax expense for the current quarter an effective tax rate of 43.6%. Our effective tax rate increased from our full year 2006 effective tax rate of 42.3%, primarily due to state allocations and an increase in the statutory rate.

HMS HOLDINGS CORP.
Moderator: Bob Holster
05-04-07/9:00 am CT
Confirmation #7417216

In summary, for the quarter ended March 31, 2007, HMS recognized net income of $3 million or 11 cents per diluted share compared to net income of $1.3 million or 6 cents per diluted share during the prior year comparable period. The increase in EPS is also after giving effect to a 14% increase to the diluted weighted average share count from the prior year period.

Turning to the balance sheet and looking at our general financial condition, at March 31, 2007, we had $8.5 million of cash. At March 31, 2007, we had $28.4 million of debt outstanding from the $40 million term loan originally borrowed to fund the BSPA acquisition. The term loan will require us to make quarterly payments of $1.575 million.

The terms of the BSPA acquisition also provide for a contingent cash payment to the seller of up to $15 million if certain revenue targets are met for the 12 months ended June 30, 2007. At March 31, 2007, our cash and cash equivalent and net working capital were $8.5 million and $29.2 million respectively.

Although we expect that operating cash flows will continue to be the primary source of liquidity for both our operating needs and the contingent BSPA consideration, we also have in place a $25 million revolving credit facility available for future cash flow needs.

The number of day sales outstanding or DSO at March 31, 2007, increased to 91 days, compared to 83 days at December 31, 2006. We have not yet fully integrated BSPA collections into our process and we anticipate that when we do in the second quarter of 2007, the DSO will decrease.

HMS HOLDINGS CORP.
Moderator: Bob Holster
05-04-07/9:00 am CT
Confirmation #7417216

Looking at the statement of cash flows for the quarter ended March 31, 2007, cash provided by operations was $l.8 million compared to cash used in operations of $.9 million in the prior year period.

The current year period’s difference between net income of $3 million and the $.8 million of cash provided by operations is principally due to reduction in accounts payable and accrued expenses of $5.3 million, principally due to the timing of payments on capital addition, payments to PCG and the cash payout of 2006 incentive compensation. Additionally, there was an increase in accounts receivable of $1.7 million.

These two amounts were partially offset by non cash charges, including depreciation and amortization expense of $2.5 million, stock compensation expense of $.6 million, and the change in deferred taxes of $2 million. During the current year period, cash used in investing activities was $2.4 million, reflecting investments in property, equipment, and software development.

Cash used in financing activities is $2.5 million, consisted of payments on a term loan of $3.2 million, partially offset by $.7 million received from stock option exercises. As summarized in the press release, adjusted EBITDA was $8.8 million for the quarter ended March 31, 2007, an increase of 237% over 2006 EBITDA of $2.3 million.

EBITDA is defined as earnings before interest, taxes, depreciation, and amortization. Adjusted EBITDA represents EBITDA adjusted for share based compensation expense. Management believes that the most directly comparable GAAP financial measures to EBITDA is net income and has provided a reconciliation of EBITDA and adjusted EBITDA to net income in the press release. Please refer to it for a more detailed discussion of EBITDA and adjusted EBITDA.

HMS HOLDINGS CORP.
Moderator: Bob Holster
05-04-07/9:00 am CT
Confirmation #7417216

That concludes the review of financial results and financial position of the company.

Bob Holster:

Thank you, Tom. Clearly we’re getting significant operating leverage off of our expanding revenue base. Bill Lucia is now going to update us on the integration process and the status of our new business pipeline.

William Lucia:

Thank you, Bob. We continue to be pleased with the way that the integration of HMS and BSPA is proceeding, including operations, technology, and human capital. As you know, any integration of this size is fairly complex and we continue to monitor our progress very closely.

Now that we’ve completed two quarters as a consolidated organization, we’re in a much better position to determine the investments required to complete the integration by 2008. As we said in late 2006, we’re developing work plans to integrate the businesses, and executing these plans will entail spending at a higher rate than is reflected in our first quarter results.

In the area of data processing, we are well on our way to migrating from the BSPA data center to HMS’s data center, and expect to complete this by the end of June. Meanwhile, all new application development is being performed using the HMS data center.

One of our integration objectives was to consolidate the operational processing that supports our coordination of benefits billing and recovery. So far we’ve completed the migration of four of BSPA’s major clients into that operation and have eight left to convert.

HMS HOLDINGS CORP.
Moderator: Bob Holster
05-04-07/9:00 am CT
Confirmation #7417216

It’s too early to project, but we do expect to realize cost and revenue synergies from the consolidation as we move into 2008. As you’ll recall, shortly following the merger we established a best practices initiative to analyze BSPA and HMS processes and systems and identify the best of breed.

The first test group studied our proprietary processes for matching eligibility and then grading those matches. We’re implementing the recommendations from this task group. Other task groups focusing on our cost avoidance subrogation and provider audit services are wrapping up their recommendations this quarter.

On the organizational front, we’ve consolidated the client facing team in our state government business and are now structured regionally, allowing local executives to focus on specific geographic areas of the nation. We believe this structure will help us further expand existing client engagements and develop new client relationships and opportunities.

Donna Price has been appointed Senior Vice President Government Services West and will be leading our efforts in the central, southwest, and western regions of the nation. Kim Glenn, originally with BSPA, has been appointed Senior Vice President Government Services East and will be leading our efforts in the northeast and southeast region.

Sean Curtin, originally with BSPA, has been appointed Senior Vice President for our child support and military health care businesses as well as for our Medicaid agency engagements in New York State and Ohio.

I’m also pleased to announce that we’ve recently hired Maria Perrin as Senior Vice President of Government Relations. Maria comes to us from Performant Financial Corporation where she developed performance healthcare recovery

HMS HOLDINGS CORP.
Moderator: Bob Holster
05-04-07/9:00 am CT
Confirmation #7417216

audit division, which was awarded several contracts with CMS, large hospitals, and health plans

At HMS Maria will spearhead our government relations agenda, which is aimed at expanding the markets for our services at both the state and federal level. Maria will also be raising the profile of HMS, helping to communicate our value proposition to executive and legislative thought leaders as they shape government health care policy.

We’ve also recently hired David Schmid as our Corporate Vice President of Human Resources. David joins us from Perot Systems where he was Global Human Resources Director. At Perot, he led an organization responsible for all aspects of associate relations, transition management, and HR operations for a $2 billion IT and professional services company with over 20,000 employees nationwide.

In summary, HMS is focused on structuring our organizational and human assets so we can fully take advantage of the opportunities in our large and growing markets.

Now I’ll spend a few minutes on new business. In our government services market, we were awarded a contract to provide a states recovery services to the Kansas Health Policy Authority. In addition, both our Arizona and Arkansas contracts were extended through June of 2008. We have suffered no contract losses and there is a healthy pipeline of procurement activity at the state level in 2007.

In our managed care business we signed a contract from Allina Health Care to provide coordination of benefits and revenue recovery services to their health

HMS HOLDINGS CORP.
Moderator: Bob Holster
05-04-07/9:00 am CT
Confirmation #7417216

plans in Ohio and Washington State, which currently serve about 360,000 Medicaid members.

We were also awarded a contract with Boston Medical Center Health Plan which serves 153,000 Medicaid members.

And in our medical support business, which you’ll be hearing more about in a minute, we received notification of award from the New Hampshire Department of Health and Human Services, Division of Child Support.

We also added the California counties of Orange, San Mateo and Alameda under the Medical Support Services Consortium.

Now I’d like to turn it over to Sean Curtin to talk about our medical support business.

Sean Curtin:

Thank you Bill and good morning. I’m going to spend a few minutes giving you some background on what medical support is, how the market has evolved and where HMS fits into this market with the services we offer.

Medical support is a form of child support where health insurance coverage is a court-ordered obligation to be provided to a dependent by a custodial or non-custodial parent.

Unlike Medicaid, medical support is not an income base eligibility program. Anyone who needs child support services can apply for these services.

Child support came into affect in January, 1975, with the Child Support Enforcement Program created under Part D, Title IV of the Social Security Act. Among its purposes was to enforce court obligations owed by non-

HMS HOLDINGS CORP.
Moderator: Bob Holster
05-04-07/9:00 am CT
Confirmation #7417216

custodial parents to their children and a spouse or former spouse with whom these children are living.

Beginning as early 1984, state programs were required to petition for medical support enforcement where coverage was available at a reasonable cost.

Then in 1993 the Omnibus Budget Reconciliation Act strengthened medical support regulations forced medical support orders across state borders and requiring employers to comply with these orders.

In 1996, the Personal responsibility and Work Reduction Act included a provision requiring healthcare coverage in all child support orders. This was followed by the Child Support Performance and Incentive Act of 1998 which mandated steps to improve medical support enforcement.

Part of that act mandated the establishment of a working group of child support professionals that subsequently recommended adoption of medical support as a performance measure for federal funding.

And finally, the Deficit Reduction Act of 2005 required states to enforce medical support obligations against both non-custodial and custodial parents.

We’re in a time of increased federal focus on medical support enforcement. The federal Office of Child Support Enforcement, known as OCSE, pushed medical support enforcement to the forefront when it released its strategic plan for 2005 to 2009 aimed at improving enforcement regulations at the state and local level, understanding not only the importance of providing meaningful healthcare coverage for children, but also recognizing the role that child support can play in assisting state Medicaid programs and cost avoidance in recovery.

HMS HOLDINGS CORP.
Moderator: Bob Holster
05-04-07/9:00 am CT
Confirmation #7417216

While performance penalties and incentives are not yet mandated, we expect them to be implemented within the next 18 to 24 months.

Today there are about 16 million child support cases in the country. Based on reports from the Department of Health and Human Services, about 90% of these orders include a provision for medical support.

It’s estimated that in almost 60% of these cases employer sponsored insurance is available to the child from any number of sources included the non-custodial parent, custodial parent, a new spouse or other source.

This means that there are about 8 million cases which HMS has the opportunity to identify coverage and enroll children in health plans. We currently have contracts to cover about 25% of these cases.

HMS’ services to child support agencies fall into two categories. First we attempt to locate insurance for a child where a state agency hasn’t already identified insurance. To do this, we perform data matches using a state’s IV-D caseload against carrier, employer, wage and new hire data.

HMS’ database’s eligibility information is an important component of our service especially since the federal OCSE has begun to push the idea that child support agencies must locate health insurance for children from any source and not just a non-custodial or custodial parent.

Second, where insurance may be available to a child, but the ordered parent hasn’t yet enrolled the child in that insurance, HMS provides a number of services to enforce enrollment. We generate and mail out national medical

HMS HOLDINGS CORP.
Moderator: Bob Holster
05-04-07/9:00 am CT
Confirmation #7417216

support notices to employers which serve as legal documents supporting enforcement.

We process all responses, provide customer service and follow-up with non-responsive employers.

In many of our client’s states we have developed an employer Web site for employers to access and respond to the enforcement process on line as a faster and more cost efficient approach.

Both HMS and BSPA have been providing medical support services on a relatively small scale to child support agencies since the 1990s.

So we took our most important step forward in 2005 when the State of Arkansas decided to reorganize its contract into a consortium model, which allows other state and county child support agencies throughout the country to contract for the same medical support services provided in Arkansas without having to go through a separate procurement process.

HMS became the designated contractor for this contract, deemed the Arkansas Medical Support Services Consortium, providing marketing efforts, contract negotiations and all required services.

Today our marketing efforts are aimed at getting child support agencies to understand that the consortium represents the most cost effective and streamline way to sign up for our services.

We now have medical support clients in 14 states, 10 of which are signed on under the consortium.

HMS HOLDINGS CORP.
Moderator: Bob Holster
05-04-07/9:00 am CT
Confirmation #7417216

In 2007 we find ourselves in a position of the only medical support services vendor offering full scope medical support services, including insurance data matching, enhance wage match, insurance verification, employer notice processing, and employer follow-up.

Just a few words about our client in Texas, the Child Support Division of the Office of the Attorney General. They’re a good example of a client engagement where we provide a full range of services and work with them to put new technologies in place to increase the effectiveness of their program.

Since our partnership began, we facilitated the enrollment of children in more than 870,000 new insurance policies.

Revenue from the medical support services product line is growing steadily. In 2006, pro forma revenue was approximately $8 million. In 2007 we expect revenue to reach approximately $12 million.

As State-IV agencies begin to face a loss in federal funding for not complying with federal performance measures, we believe they’ll be looking to outside vendors like HMS for help.

As a result, we’re focusing this year on increasing HMS’ visibility in the market by expanding our presence at conferences, upgrading our exhibits and collateral materials, enhancing our advertising and developing relationships with key federal staff and child support associations.

Bob Holster:

Thank you, Sean. Medical support provides another illustration of how the insights derived from our ability to aggregate beneficiary, incident of service and medical eligibility data can take us in many directions.

HMS HOLDINGS CORP.
Moderator: Bob Holster
05-04-07/9:00 am CT
Confirmation #7417216

Now I’ll finish up our prepared remarks by getting back to the numbers.

Back in January we raised guidance for both 2006 and 2007 in reflection of the progress we’re making with the integration of the HMS and BSPA business.

The guidance for 2007 issued at that time was $134 million in revenue and $34 million in adjusted EBITDA.

Since we last updated guidance, we finished 2006 a little stronger than anticipated and for Q1, ’07, we are ahead of our own budget, so we’re going to adjust guidance upward slightly.

We presently expect that for full year 2007 we’ll produce revenue of at least $136 million and, on a pro forma apples-to-apples basis, that’s roughly a 17% growth rate, again, consistent with the average rate of growth we’ve delivered now for six years in succession except from a larger business base, of course, post-BSPA, and we expect that adjusted EBITDA for full year 2007 will be at least $35 million.

At the end of our second quarter, we’ll assess how we’re doing against our objectives and adjust guidance again if appropriate. We’re off to a very good start, but I have to caution you against simply multiplying adjusted EBITDA by four and adjusting for continued growth.

We still have technology integration challenges and costs ahead of us. We will also be spending development dollars on several emerging opportunities that might not make a significant revenue impact before 2008.

HMS HOLDINGS CORP.
Moderator: Bob Holster
05-04-07/9:00 am CT
Confirmation #7417216

That concludes our formal presentation. We’re now open to any questions you may have.

Operator:	At this time I would like to remind everyone in order to ask a question, please press star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Sill pausing.

Your first question comes from Richard Close with Jeffries.

Richard Close:

Yes. Congratulations on a good quarter, and just quickly, you threw out some numbers there at the beginning. You said RSG dropped as a percentage of revenues. You said, I guess, of total revenue this quarter it was less than 3% versus 10% last year, obviously that was just HMS last year, but if I do the sort of quick and dirty math, that gets to sort of an organic growth rate for the core HMS business of roughly, call it, a mid teens-15%. Am I doing that correctly?

Bob Holster:

I think that you’re probably a bit under depending on how your defining core. I’ll just tell you that our Medicare cost reporting business has revenue of about $1.7 million in the first quarter of 2006 and $900,000 in the first quarter of 2007.

And as I think you’re aware, that’s a product line that tends to fluctuate pretty widely quarter by quarter depending on the adjudication calendars of the intermediaries that process provider cost reports.

Richard Close:	Okay. And then with respect to the new business, it sounds as though you had a pretty active first quarter from that standpoint. Maybe if you could elaborate

HMS HOLDINGS CORP.
Moderator: Bob Holster
05-04-07/9:00 am CT
Confirmation #7417216

a little bit more in terms of what kind of rebids you’re facing over the next several quarters or this year and what the general RFP environment is currently.

William Lucia:	Richard, this is Bill Lucia. We have a number of states that are up for reprocurement this year. The three that come to mind are Georgia, Alaska and New Jersey.

Georgia is actually already in selection process now, and while we’ve been notified that we are the winning bidder, we’re in contract negotiation. Alaska’s request for proposal is out and the New Jersey third party liability proposal or request for proposal we expect will come out shortly.

I think the other thing that’s happening and we mentioned it with Arkansas and Arizona, we’re also extending contracts. So we still believe that any procurement to the balance of this year would have no impact on 2007 if we were to experience the loss of a contract.

Richard Close:	Okay, and from the competitive standpoint, I guess in your discussions on the medical support, you said you were the only vendor providing all services.

Are you competing against anyone in the medical support area? And maybe if you could talk general competition throughout the marketplace.

Sean Curtin:

Richard, this is Sean Curtin. We are competing against some other firms in the medical support arena, but we are, as I said in the prepared remarks, we are the only one that offer the full scope of services.

The other firms that are out there are offering carve-out components of what’s involved in the medical support process. So while there competitors, we’re the

HMS HOLDINGS CORP.
Moderator: Bob Holster
05-04-07/9:00 am CT
Confirmation #7417216

only vendor out there that can really provide the full breadth of services required by these contracts.

Richard Close:	Okay. And can you guys talk a little bit about your win rate, I guess?

Sean Curtin:

Sure. Right now our win rate is - New Hampshire was the only bid that’s come out recently and we recently just won that. Right now the biggest competition really we face in terms of wins is getting states that actually get funding to fund these programs because there is no direct cost savings or recovery component to the child support agency.

The biggest hurdle we face is helping states get the funding they need. We expect with the passing of the performance measures when that funding becomes available through the federal government that states will actually be looking to join a consortium at a much faster rate even than they are today.

Richard Close:	Okay. Thank you.

Operator:	Your next question comes from Charles Strauzer with CJS Securities.

Charles Strauzer:	Good morning. I have a couple of quick questions. If I look at the occupancy line item coming down from Q4, what drove that? And is that kind of a better base number to work off for the year?

Thomas Archbold:	Two things drove it, Charlie. One was remember in September we took on all the new offices from BSPA, so there was a certain amount of cost incurred relative to that activity.

HMS HOLDINGS CORP.
Moderator: Bob Holster
05-04-07/9:00 am CT
Confirmation #7417216

And additionally with the impact of SAB 108, we’re now on a slightly different baseline than we were previously for straight-lining of rent which had the net effect of decreasing occupancy costs slightly from the prior year.

And to your other point, yeah, going forward this is a good base to work off.

Charles Strauzer:	Got it. And then just picking up on the last question on competition, have you seen any new competition emerge in kind of the core kind of states third party business at all?

William Lucia:

This is Bill, Charlie. We haven’t seen any major new competition. Similar to what Sean talked about - actually our greatest competition has always been the state agency themselves that do a fair amount of this work.

There are other vendors that do what I would consider work around the edges; they do similar work, but we haven’t yet seen a major competitor emerge.

Charles Strauzer:

Got it. And then Bill or Bob, in the past you’ve recently have talked about your desire to kind of unbundle the services on new contracts going forward. Can you talk about the status of that and what the potential benefits of that might be to HMS?

William Lucia:

Well, as you know, a lot of our organic growth comes from expanding existing client relationships and those scope expansions give us the opportunity to be more flexible with our pricing because of the fact that the scope expansions are usually something beyond our core third party liability offering.

Charles Strauzer:	So as to give you more flexibility to add on those services without having to kind of renegotiate a whole contract.

HMS HOLDINGS CORP.
Moderator: Bob Holster
05-04-07/9:00 am CT
Confirmation #7417216

William Lucia:	Right. Now, not every state is that flexible, but many of our states allow us to amend the contract, particularly when they’re in a time of severe budget crunch.

Charles Strauzer:	Got it. Thank you very much.

Operator:	Your next question comes from Whit Mayo with Stephens.

Whit Mayo:

Yeah, hey. Good morning, guys. First question I have, just all margins is really impressive at 27% level right now and that was in line with the fourth quarter. So if your Guidance assumes kind of 26%, so how should we kind of think about your margin going forward?

I mean can you talk about some of the spending initiatives that you have in place and whether or not that’s going to pull margins down throughout the year and just secondly any comment you have on CAPEX for the remainder of the year would be helpful.

Bob Holster:

I don’t want to be too precise about margins, Whit. I do believe that you’ll see future margins that are reasonably consistent with the kinds of margins we’ve put up for the last couple of quarters, and possibly better as time goes by.

We do have significant spending ahead of us in terms of the sort of things Bill talked about today when he talked about making sure that our Human Resource infrastructure was adequate to meet the requirements of the larger company we’re becoming.

We anticipate significant spending on programming and technology associated with products that are under development that might not have near-

HMS HOLDINGS CORP.
Moderator: Bob Holster
05-04-07/9:00 am CT
Confirmation #7417216

term revenue impact. With respect to CAPEX, we expect about $6 million of spending this year of which $2.4 million was done in the first quarter.

Whit Mayo:	Okay, helpful. Tom, just curious. Was there anything else in the interest income of the $100,000 number other than just interest on cash earned?

Thomas Archbold:

No, in the current year, that’s all there is, and in the prior, there’s a small amount of other miscellaneous income that’s the reason for the word net still hanging around there. But the $105 is pure interest income this year.

Whit Mayo:	All right, so I guess just kind of rough math I’m doing here. Looks like you’re kind of getting a 4% rate on that?

Thomas Archbold:	Around that, yes. It’s mostly overnight funds.

Whit Mayo:	Okay, and where do you stand with your NOL now, if you could remind me.

Thomas Archbold:

The NOL will continue to shield income for a good portion of this year. The item that keeps changing is we have disqualifying disposition on stock option exercises. The NOL on a tax basis continues to increase, but we’re not able to book that benefit through the P&L. So as we stand here today, we’re kind of sheltered through the third quarter of the year and we’ve become a full cash taxpayer by around Q4, but that is subject to change if there is additional disqualifying dispositions that take place.

Whit Mayo:

Just back on DSOs again. Could you give us some sense of whether or not the improvement in DSOs – is that coming from driving down kind of the legacy ARs or is that more from just BSPA coming into your practices?

HMS HOLDINGS CORP.
Moderator: Bob Holster
05-04-07/9:00 am CT
Confirmation #7417216

Thomas Archbold:

It’s really both. It is a component of a legacy ARs. The DSO tends to be a little bit cyclical. We’ve experienced in the past the first quarter is generally not our best quarter for DSO. Additionally with the transitioning contracts, there’s still some payments that are directed to the old PCG that have to be then transferred over to us, so there’s a combination of legacy items and BSPA transition as well.

Whit Mayo:	Were there interest payments in the quarter that impacted cash?

Thomas Archbold:	Yes, looking at the cash flow statement, cash paid for interest in the quarter was $610,000.

Whit Mayo:

And just one last question – I’ll hop back in the queue. How do we think about the tax rate going forward? I mean this is a little higher. Are you still thinking about the 42% number or is that a good rate to use?

Thomas Archbold:

Well, with the – I think the 43.6 we have in this quarter is a good rate, maybe slightly high, but measured in tenths and one of the reasons behind that has to do with the fact that when your net income rises above the $18,333,000 level, your effective statutory rate is now 35% instead of the 34% that we’ve historically had. So I think that accounts for a portion of the increase.

Whit Mayo:	Not all a bad thing.

Thomas Archbold:	Excuse me?

Whit Mayo:	I said not all a bad thing then. Well, thanks guys, appreciate it.

Bob Holster:	Thank you.

HMS HOLDINGS CORP.
Moderator: Bob Holster
05-04-07/9:00 am CT
Confirmation #7417216

Operator:	Your next question comes from Jim Lane with TriPoint.

Jim Lane:	Hi, good morning. Can you hear me okay?

Bob Holster:	Good morning, Jim.

Jim Lane:

Good morning. I had a broad question, just regarding the business pipeline. Your margin performance has been very impressive. I was curious about when you think about taking on new business areas, is there a threshold from a margin perspective given the amount of business in your pipeline that is sort of a minimum from you all’s perspective?

I guess what I’m trying to get at is in newer areas like the New Hampshire contract, if there are a lot of new areas that the company may be able to move into over time, are the margins where they are today, you know, sustainable within a multi-year period within some reasonable fluctuating levels? Thanks.

Bob Holster:

Well, first, any time we take on new business, we do so with the general anticipating that it’s going to fit within our margin framework, and our margin framework would call for us to be where we are today or north of that. We’ve traditionally describe it as requiring about 40% of new business fall into at least to the contribution margin level.

When we go into any state or into any new agency, we’re hopeful that we are going to be able to expand our business base, but we don’t price just to get into the state. We price at a level that we think is consistent with generating margins of the sort we think our investment community expects of us.

Jim Lane:	Great and then just a following question, well it’s not following; it’s separate. But are there additional business lines or companies out there that have related

HMS HOLDINGS CORP.
Moderator: Bob Holster
05-04-07/9:00 am CT
Confirmation #7417216

capabilities that HMS might be interested in over the course of the next couple of years or is the recent large acquisition going to be so consuming that it makes more sense to stick with that for quite awhile?

Bob Holster:

We’ve got our eyes open for logical extensions of our business. We don’t anticipate that we would wander far afield from our subject matter expertise or from our technology. That said, there’s nothing on the horizon right now that would have a significant impact on us.

Jim Lane:	Great. Thank you very much.

Operator:	Your next question comes from Benny Soffer with (Constance Capitals).

Benny Soffer:	Hi, guys.

Bob Holster:	Hi, Benny.

Benny Soffer:	Wanted to ask you on the managed care numbers, can you give us, if you have the covered lives and the active lives in Q1?

William Lucia:

Hi, Benny, this is Bill Lucia. As of the end of Q1, we had about 8 million lives under contract and about 4 million of those lives in production. I’ll caution you to say that they went into production about a million of them, actually, around the end of the quarter. And when I say in production, that means the first client deliverable or billing into the marketplace has gone out.

Benny Soffer:	Okay. Got it. Thank you.

William Lucia:	They’re not all revenue generating yet.

HMS HOLDINGS CORP.
Moderator: Bob Holster
05-04-07/9:00 am CT
Confirmation #7417216

Benny Soffer	Yeah, I understand. Thank you.

Operator:	As a reminder, to ask a question, please press star 1 on your telephone keypad. Your next question comes from Richard Close with Jefferies.

Richard Close:	Yeah, just to go back on the investment year to date as well as investment going forward, Bob, what did you say on that front? I think you invested $2 million or expecting $6 million?

Bob Holster:	Yep. CAPEX in the first quarter was $2.4 million of an expected total of $6 million, perhaps just a little bit above $6 million.

Richard Close:	And so how should we think about the success of converting BSPA’s states over to the HMS database or the combination thereof? I think you guys stated four have moved over and eight to go?

Bob Holster:	That’s correct.

Richard Close:

And have you encountered – I mean would you generally characterize the crossover transfer as reaping positive benefits or have there been any issues that you have encountered on those four that have converted?

William Lucia:

Richard, no there really aren’t any issues, and we believe they will reap positive benefits, kind of too soon to be able to model that. But we do believe that we will have positive benefits both from a cost and revenue perspective.

The reason that we’re being very methodical and careful about it is these are not traditional new client implementations. This is a conversion from one system to another of clients that have been happy with their service level, and our goal is to only improve that service level so we want to make sure that

HMS HOLDINGS CORP.
Moderator: Bob Holster
05-04-07/9:00 am CT
Confirmation #7417216

we’re able to mirror the same service, the same deliverables that we have given them in the past under the BSPA model.

Bob Holster:

Let me add, though while we’re on the general subject of integration and migration, you know, we keep track of the contribution from contracts that were originally BSPA contracts, of course because we’re tracking our liability toward the contingent fee payout that’s coming up late this year and that we fully expect that we’ll be making.

But if you drill down to the individual project level, you’ll see that HMS executives are running BSPA jobs, BSPA executives are running HMS jobs, BSPA jobs have front ends that may be based on BSPA technology and billing back ins that are now based on HMS technology and it’s not really meaningful to think for any longer even beginning with this quarter that there is anything other than a single-core business that’s growing. So I wouldn’t focus too much on individual BSPA totals versus HMS totals.

Richard Close:

Okay, I guess that’s about it. With respect to the managed care, I guess final there, how are you guys seeing, although it’s relatively new, how does the success rate, or I guess yield compare to that of your regular state business?

William Lucia:

I’ll take that, Richard. This is Bill. It’s actually similar in terms of the yield per billing. It’s very similar across the board at the state level for the state in which that managed care plan resides, surprisingly similar. In some cases it’s a little lower and that may be because the managed care plan has lower expenditures per member than the state does. And other cases it’s a little higher and that’s because the plan doesn’t have a strong and existing coordination of benefits process in place already.

But they’re very similar.

HMS HOLDINGS CORP.
Moderator: Bob Holster
05-04-07/9:00 am CT
Confirmation #7417216

Richard Close:	Okay, thank you. Congratulations.

Bob Holster:	Thank you.

William Lucia:	Thank you.

Operator:	You have a follow-up questions from Charles Strauzer with CJS Securities.

Charles Strauzer:	Tom, just a quick housekeeping question. How should we think about four-year 123 R option expense?

Thomas Archbold:	Oh, in the press release, we disclose $551,000 for the current quarter. That should behave relatively straight line over the course of the year.

Charles Strauzer:	I may have missed the story but also your amortization of goodwill from the acquisition – any significant changes you see going over the next three quarters from that, as well?

Thomas Archbold:	Well, remember we don’t actually amortize goodwill, right, that’s an indefinite...

Charles Strauzer:	I’m sorry. I mean the amortization for the acquisition.

Thomas Archbold:	No, the amortization for the acquisition again should be relatively straight line over the year.

Charles Strauzer:	Great. Thank you very much.

Bob Holster:	Thank you.

HMS HOLDINGS CORP.
Moderator: Bob Holster
05-04-07/9:00 am CT
Confirmation #7417216

Operator:	At this time, there are no further questions. Mr. Holster, are there any closing remarks?

Bob Holster:	No, I think that wraps it up. Thank you all for listening in and we look forward to updating you again next quarter.

Operator:	Thank you. This concludes today’s conference call. You may now disconnect.

END